Exhibit 99.1

RockTenn Reports Fourth Quarter Fiscal 2012 Results

NORCROSS, Ga.--(BUSINESS WIRE)--November 1, 2012--RockTenn (NYSE:RKT) today reported earnings for the fiscal year ended September 30, 2012 of $3.45 per diluted share and adjusted earnings of $4.48 per diluted share and for the quarter ended September 30, 2012 of $1.14 per diluted share and adjusted earnings of $1.39 per diluted share.

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011

Earnings per diluted share	$1.14	$1.17	$3.45	$2.77

Restructuring and other costs and operating losses and
transition costs due to plant closures	0.19	0.35	0.80	1.32
Loss on extinguishment of debt	0.06	―	0.23	0.50
Non-cash loss on Canadian intercompany note	―	0.15	―	0.17
Acquisition inventory step-up	―	0.03	―	0.74

Adjusted earnings per diluted share	$1.39	$1.70	$4.48	$5.50

Fourth Quarter Results

  Net sales of $2,353.8 million for the fourth quarter of fiscal 2012 decreased $109.7 million compared to the fourth quarter of fiscal 2011.
  Segment income, adjusted to eliminate $0.2 million of pre-tax acquisition inventory step-up, was $208.8 million down $32.2 million or 13.4% over the prior year quarter after adjusting the prior year quarter to eliminate $4.0 million of pre-tax acquisition inventory step-up. Segment income in the fourth quarter of fiscal 2012 included $18.2 million received in connection with the termination and settlement of a paperboard supply agreement, net of legal fees in the period, that was mostly offset by $16.8 million of primarily higher start-up costs and lost production after the major capital investments at our Hodge, LA mill relative to our expectations at the beginning of the quarter.
  RockTenn’s restructuring and other costs and operating losses and transition costs due to plant closures, net of related noncontrolling interest were $0.19 per diluted share after-tax, for the fourth quarter of fiscal 2012. These costs consisted primarily of $11.5 million of pre-tax integration and acquisition costs, including professional services, employee and other costs, and $11.4 million of pre-tax facility closure charges primarily related to corrugated container and recycled facilities acquired in the Smurfit-Stone Acquisition.
  RockTenn’s loss on extinguishment of debt was $6.3 million, or $0.06 per diluted share in connection with the September 11, 2012 issuance of $350 million 3.50% March 2020 and $350 million 4.00% March 2023 senior notes and the extension and amendment of our Credit Agreement. The expense was primarily related to unamortized deferred financing costs.

Chairman and Chief Executive Officer’s Statement

RockTenn Chairman and Chief Executive Officer James A. Rubright stated, “We are pleased with the earnings we recorded in our fourth fiscal quarter, which are up strongly over the third quarter despite the continued headwinds of the slow progress of the domestic economic recovery. During the fourth fiscal quarter, we implemented a $50 per ton increase in domestic containerboard and we are following that with price increases in boxes and sheets. Given our contractual arrangements, we expect that by the end of the March quarter we will be realizing most of the anticipated benefit of those increases, which will be partially offset by lower prices in our consumer segment and higher commodity input costs.”

Segment Results

Containerboard and Paperboard Tons Produced

Total tons produced in the fourth quarter of fiscal 2012 were approximately 2.32 million tons, a decrease of approximately 72,000 tons over the prior year quarter, and a sequential increase of approximately 187,000 tons from the third quarter of fiscal 2012. The sequential quarter increase was primarily due to seasonal strength and fewer scheduled major maintenance outages at our containerboard mills.

Corrugated Packaging Segment

Corrugated Packaging segment net sales decreased $29.2 million to $1,597.3 million in the fourth quarter of fiscal 2012 compared to the prior year quarter. Segment income decreased $40.8 million to $112.8 million in the fourth quarter of fiscal 2012 compared to $153.6 million in the prior year quarter after adjusting the current year quarter and prior year quarter to eliminate $0.2 million and $4.0 million of pre-tax acquisition inventory step-up, respectively. The decrease is primarily related to $18.3 million of incremental maintenance outage expense compared to the prior year quarter, the impact of lower mill volumes and lower selling prices and start-up costs and lost production after the major capital investments at our Hodge, LA mill. Corrugated Packaging segment EBITDA margin was 13.7% for the fourth quarter of fiscal 2012.

Consumer Packaging Segment

Consumer Packaging segment net sales decreased $7.3 million in the fourth quarter of fiscal 2012 compared to the prior year quarter. Segment income was $98.8 million in the fourth quarter of fiscal 2012 compared to $82.1 million in the prior year quarter. Segment income in the fourth quarter of fiscal 2012 included $18.2 million received in connection with the termination and settlement of a paperboard supply agreement, net of legal fees in the period. Consumer Packaging segment EBITDA margin was 18.6% for the fourth quarter of fiscal 2012.

Recycling Segment

Recycling segment net sales decreased $91.4 million over the prior year fourth quarter to $264.4 million primarily as a result of lower selling prices. Segment loss was $2.8 million in the fourth quarter of fiscal 2012 compared to segment income of $5.3 million in the prior year primarily as declining recycled fiber prices compressed margins.

Cash Provided From Operating, Financing and Investing Activities

At September 30, 2012, total debt was $3.41 billion and our Leverage Ratio (as hereinafter defined) was 2.96 times, well below our maximum credit agreement covenant of 3.75 times. Net debt (as hereinafter defined) increased by $34.6 million in the September quarter to $3.38 billion. Cash provided by operations was $115.3 million in the fourth quarter of fiscal 2012, after pension funding in excess of expense of $143.1 million. We invested $104.1 million in capital expenditures, purchased $17.0 million of previously leased assets, returned $14.1 million in dividends to our shareholders and made final payments of $5.1 million on two prior period acquisitions.

Conference Call

We will host a conference call to discuss our results of operations for the fourth quarter of fiscal 2012 and other topics that may be raised during the discussion at 9:00 a.m., Eastern Time, on November 2, 2012. The conference call will be webcast live with an accompanying slide presentation, along with a copy of this press release, at www.rocktenn.com.

Investors who wish to participate in the webcast via teleconference should dial 888-790-4710 (inside the U.S.) or 773-756-0961 (outside the U.S.) at least 15 minutes prior to the start of the call and enter the passcode ROCKTENN. Replays of the call will be available through November 16, 2012 and can be accessed at 866-351-2785 (U.S. callers) and 203-369-0055 (outside the U.S.).

About RockTenn

RockTenn (NYSE:RKT) is one of North America's leading integrated manufacturers of corrugated and consumer packaging and recycling solutions. RockTenn’s 26,300 employees are committed to exceeding their customers’ expectations – every time. The Company operates locations in the United States, Canada, Mexico, Chile, Argentina and China. For more information, visit www.rocktenn.com.

Cautionary Statements

Statements in this release that do not relate strictly to historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our current expectations, beliefs, plans or forecasts and use words such as will, estimate, anticipate, project, intend, or expect, or refer to future time periods, and include statements made in this report regarding, among other things our belief that we expect that by the end of the March quarter we will be realizing most of the anticipated benefit of announced corrugated price increases, including those relating to containerboard, boxes and sheets, and that those increases will be partially offset by lower prices in our consumer segment and higher commodity input costs constitute forward-looking statements within the meaning of the federal securities laws. These statements are subject to certain risks and uncertainties including with respect to our expectations regarding economic, competitive and market conditions generally; expected volumes and price levels of purchases by customers; fiber and energy costs; costs associated with facility closures; competitive conditions in our businesses and possible adverse actions of our customers, our competitors and suppliers. These expectations are based on assumptions that management believes are reasonable; however, undue reliance should not be placed on these forward-looking statements because these risks and uncertainties could cause actual results to differ materially from those contained in any forward-looking statements. There are many other factors and uncertainties that impact these forward-looking statements that we cannot predict accurately, including our ability to integrate Smurfit-Stone or to achieve benefits from the Smurfit-Stone acquisition, including synergies, performance improvements and successful implementation of capital projects. Further, our business is subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for our products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain key customers; changes in environmental and other governmental regulation; and adverse changes in general market and industry conditions. These risks are more particularly described in our filings with the Securities and Exchange Commission, including under the caption “Business―Forward-Looking Information” and “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011. The information contained in this release speaks as of the date hereof and we do not undertake any obligation to update this information as future events unfold.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	FOR THE THREE MONTHS ENDED		FOR THE TWELVE MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011

NET SALES	$2,353.8	$2,463.5	$9,207.6	$5,399.6

Cost of Goods Sold	1,933.9	2,029.1	7,674.9	4,407.7

Gross Profit	419.9	434.4	1,532.7	991.9
Selling, General and Administrative Expenses	242.4	224.4	927.5	541.2
Restructuring and Other Costs, net	23.1	30.9	75.2	93.3

Operating Profit	154.4	179.1	530.0	357.4
Interest Expense	(28.0)	(33.2)	(119.7)	(88.9)
Loss on Extinguishment of Debt	(6.3)	-	(25.9)	(39.5)
Interest Income and Other Income (Expense), net	0.2	(19.1)	1.3	(15.0)
Equity in Income of Unconsolidated Entities	0.5	0.3	3.4	1.5

INCOME BEFORE INCOME TAXES	120.8	127.1	389.1	215.5

Income Tax Expense	(37.4)	(42.3)	(136.9)	(69.5)

CONSOLIDATED NET INCOME	83.4	84.8	252.2	146.0

Less: Net Income Attributable to Noncontrolling
Interests	(1.1)	(0.9)	(3.1)	(4.9)

NET INCOME ATTRIBUTABLE TO ROCK-TENN COMPANY SHAREHOLDERS	$82.3	$83.9	$249.1	$141.1

Computation of diluted earnings per share under the two-class method (in millions, except per share data):

Net income attributable to Rock-Tenn Company
shareholders	$82.3	$83.9	$249.1	$141.1
Less: Distributed and undistributed income
available to participating securities	(0.1)	(0.5)	(0.7)	(1.4)
Distributed and undistributed income available
to Rock-Tenn Company shareholders	$82.2	$83.4	$248.4	$139.7

Diluted weighted average shares outstanding	72.4	71.6	72.1	50.5

Diluted earnings per share	$1.14	$1.17	$3.45	$2.77

ROCK-TENN COMPANY
SEGMENT INFORMATION
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED		FOR THE TWELVE MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011

NET SALES:

Corrugated Packaging	$1,597.3	$1,626.5	$6,171.2	$2,768.7
Consumer Packaging	660.6	667.9	2,557.5	2,359.8
Recycling	264.4	355.8	1,228.8	585.9
Intersegment Eliminations	(168.5)	(186.7)	(749.9)	(314.8)

TOTAL NET SALES	$2,353.8	$2,463.5	$9,207.6	$5,399.6

SEGMENT INCOME:

Corrugated Packaging (1)	$112.6	$149.6	$364.0	$241.7
Consumer Packaging	98.8	82.1	347.2	275.2
Recycling	(2.8)	5.3	7.1	14.8

TOTAL SEGMENT INCOME	$208.6	$237.0	$718.3	$531.7

Restructuring and Other Costs, net	(23.1)	(30.9)	(75.2)	(93.3)
Non-Allocated Expenses	(30.6)	(26.7)	(109.7)	(79.5)
Interest Expense	(28.0)	(33.2)	(119.7)	(88.9)
Loss on Extinguishment of Debt	(6.3)	-	(25.9)	(39.5)
Interest Income and Other Income (Expense), net	0.2	(19.1)	1.3	(15.0)

INCOME BEFORE INCOME TAXES	$120.8	$127.1	$389.1	$215.5

(1) After $6.7 million of pre-tax losses at our Matane, Quebec containerboard mill in the twelve months ended September 30, 2012 and after inventory step-up expense of $0.2 million and $0.8 million pre-tax in the three and twelve months ended September 30, 2012, respectively, and $4.0 million and $59.4 million pre-tax in the three and twelve months ended September 30, 2011, respectively.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED		FOR THE TWELVE MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$83.4	$84.8	$252.2	$146.0

Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	137.6	130.9	534.3	278.3
Deferred income tax expense	32.7	51.2	123.4	60.0
Loss on extinguishment of debt	6.3	-	25.9	39.5
Share-based compensation expense	8.1	4.8	29.2	21.4
(Gain) loss on disposal of plant and equipment and other, net	2.9	1.0	(10.0)	0.9
Equity in income of unconsolidated entities	(0.5)	(0.3)	(3.4)	(1.5)
Settlement of foreign currency hedge and interest rate swaps	-	-	(2.8)	1.7
Pension funding (more) less than expense	(143.1)	(28.1)	(305.4)	(22.7)
Impairment adjustments and other non-cash items	10.1	27.3	29.2	31.5
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(8.3)	(8.6)	55.5	(14.4)
Inventories	(1.4)	(31.1)	7.1	(0.5)
Other assets	26.6	(2.5)	(17.8)	33.2
Accounts payable	(42.1)	(57.6)	(77.8)	(38.8)
Income taxes	2.7	(3.1)	13.3	(56.2)
Accrued liabilities and other	0.3	(46.7)	3.8	(16.7)

NET CASH PROVIDED BY OPERATING ACTIVITIES	115.3	122.0	656.7	461.7

INVESTING ACTIVITIES:

Capital expenditures	(104.1)	(91.9)	(452.4)	(199.4)
Cash paid for the purchase of a leased facility	(17.0)	-	(17.0)	-
Cash paid for purchase of businesses, net of cash acquired	(5.1)	1.4	(125.6)	(1,300.1)
Investment in unconsolidated entities	-	(0.7)	(1.7)	(2.0)
Return of capital from unconsolidated entities	0.2	0.4	1.8	1.0
Proceeds from sale of property, plant and equipment	3.4	1.0	40.5	8.6
Proceeds from property, plant and equipment insurance settlement	-	0.2	10.2	0.5

NET CASH USED FOR INVESTING ACTIVITIES	(122.6)	(89.6)	(544.2)	(1,491.4)

FINANCING ACTIVITIES:

Proceeds from issuance of notes	693.3	-	1,442.2	-
Additions to revolving credit facilities	437.5	439.1	748.1	802.6
Repayments of revolving credit facilities	(615.5)	(285.0)	(759.8)	(564.5)
Additions to debt	12.8	0.4	326.6	2,877.4
Repayments of debt	(484.3)	(180.2)	(1,803.6)	(1,966.3)
Debt issuance costs	(9.7)	(0.7)	(16.2)	(43.8)
Cash paid for debt extinguishment costs	(0.1)	-	(14.0)	(37.9)
Issuances of common stock, net of related minimum tax withholdings	4.8	1.0	5.2	25.2
Excess tax benefits from share-based compensation	(0.8)	(7.3)	10.0	-
Advances from unconsolidated entity	0.5	1.1	0.2	1.7
Cash dividends paid to shareholders	(14.1)	(14.0)	(56.5)	(37.6)
Cash distributions to noncontrolling interests	(0.4)	(1.0)	(0.8)	(5.2)

NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	24.0	(46.6)	(118.6)	1,051.6

Effect of exchange rate changes on cash and cash equivalents	1.0	4.3	1.6	3.9

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	17.7	(9.9)	(4.5)	25.8

Cash and cash equivalents at beginning of period	19.5	51.6	41.7	15.9

Cash and cash equivalents at end of period	$37.2	$41.7	$37.2	$41.7

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Income taxes, net of refunds	$3.4	$3.1	$(9.6)	$22.7
Interest, net of amounts capitalized	39.2	44.1	114.8	86.9

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(IN MILLIONS)

	September 30,	September 30,
	2012	2011

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37.2	$41.7
Restricted cash	40.6	41.1
Accounts receivable (net of allowances of $26.9 and $30.1)	1,075.6	1,109.6
Inventories	861.9	849.8
Other current assets	174.5	186.7

TOTAL CURRENT ASSETS	2,189.8	2,228.9

Property, plant and equipment at cost:
Land and buildings	1,207.7	1,135.1
Machinery and equipment	6,121.7	5,691.1
Transportation equipment	13.6	12.8
Leasehold improvements	20.0	6.9
	7,363.0	6,845.9
Less accumulated depreciation and amortization	(1,751.6)	(1,318.7)
Net property, plant and equipment	5,611.4	5,527.2
Goodwill	1,865.3	1,839.4
Intangibles, net	795.1	799.4
Other assets	225.5	171.1

TOTAL ASSETS	$10,687.1	$10,566.0

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of debt	$261.3	$143.3
Accounts payable	708.9	780.7
Accrued compensation and benefits	211.4	220.0
Other current liabilities	226.7	174.3

TOTAL CURRENT LIABILITIES	1,408.3	1,318.3

Long-term debt due after one year	3,151.2	3,302.5
Pension liabilities	1,493.1	1,431.0
Postretirement medical liabilities	154.2	155.2
Deferred income taxes	888.8	827.1
Other long-term liabilities	173.9	153.3
Redeemable noncontrolling interests	11.4	6.3
Total Rock-Tenn Company shareholders' equity	3,405.7	3,371.6
Noncontrolling interests	0.5	0.7
Total Equity	3,406.2	3,372.3

TOTAL LIABILITIES AND EQUITY	$10,687.1	$10,566.0

Rock-Tenn Company Quarterly Statistics

Key Financial Statistics
(In Millions, Unless Otherwise Specified)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Net Income (Loss) Attributable to Rock-Tenn Company Shareholders
2010	$56.3	$32.8	$45.1	$91.4	$225.6
2011	50.3	37.0	(30.1)	83.9	141.1
2012	76.7	31.9	58.2	82.3	249.1

Diluted Earnings (Loss) per Share
2010	$1.43	$0.83	$1.14	$2.31	$5.70
2011	1.27	0.92	(0.60)	1.17	2.77
2012	1.06	0.44	0.81	1.14	3.45

Depreciation & Amortization
2010	$37.5	$36.8	$36.4	$36.7	$147.4
2011	36.7	37.2	73.5	130.9	278.3
2012	132.7	132.6	131.4	137.6	534.3

Capital Expenditures
2010	$12.3	$18.3	$30.3	$45.3	$106.2
2011	28.5	30.3	48.7	91.9	199.4
2012	81.6	120.6	146.1	104.1	452.4

Total Production - Thousands of Tons (1)
2010	568.5	566.7	589.1	591.4	2,315.7
2011	583.7	593.5	1,232.3	2,390.0	4,799.5
2012	2,290.9	2,167.0	2,131.1	2,317.9	8,906.9

Mill System Operating Rates
2010	94.2%	95.1%	98.2%	97.1%	96.2%
2011	95.4%	98.3%	96.7%	99.1%	97.9%
2012	96.4%	90.6%	92.4%	97.7%	94.3%

(1) Containerboard, SBS/SBL and Pulp tons produced include the Smurfit-Stone tons beginning May 28, 2011.

	Rock-Tenn Company Quarterly Statistics

	Segment Operating Statistics
	(Sales and Income In Millions, Production in Thousands of Tons Unless Otherwise Specified)

		1st Quarter		2nd Quarter		3rd Quarter		4th Quarter		Fiscal Year
	Corrugated Packaging Segment Sales
	2010	$180.1		$191.0		$210.5		$219.0		$800.6
	2011	198.3		209.4		734.5		1,626.5		2,768.7
	2012	1,522.8		1,505.9		1,545.2		1,597.3		6,171.2
	Corrugated Packaging Intersegment Sales
	2010	$7.3		$8.6		$9.6		$11.8		$37.3
	2011	9.4		11.1		21.3		39.9		81.7
	2012	32.3		30.8		28.7		29.8		121.6
	Corrugated Packaging Segment Income
	2010	$35.8		$21.9		$36.7		$49.1		$143.5
	2011	37.4		30.1		80.0	(1)	153.6	(2)	301.1
	2012	109.7	(3)	75.4	(4)	73.6	(5)	112.8	(6)	371.5
	Return On Sales
	2010	19.9%		11.5%		17.4%		22.4%		17.9%
	2011	18.9%		14.4%		10.9%	(1)	9.4%	(2)	10.9%
	2012	7.2%	(3)	5.0%	(4)	4.8%	(5)	7.1%	(6)	6.0%

	Containerboard Production (7)
	2010	234.2		231.6		243.4		246.1		955.3
	2011	246.2		245.5		858.5		1,923.2		3,273.4
	2012	1,843.5		1,736.5		1,676.4		1,852.1		7,108.5

	Bleached Linerboard Production
	2010	-		-		-		-		-
	2011	-		-		12.5		32.9		45.4
	2012	27.7		27.1		30.8		33.8		119.4

	Pulp Production
	2010	-		-		-		-		-
	2011	-		-		26.2		74.9		101.1
	2012	77.9		58.1		75.5		75.4		286.9

	Corrugated Containers Shipments - BSF (8) (9)
	2010	2.7		2.6		2.9		2.8		11.0
	2011	2.6		2.9		9.1		19.3		33.9
	2012	19.0		19.1		19.5		19.7		77.3

	Corrugated Containers Per Shipping Day - MMSF (8) (9)
	2010	43.7		42.4		45.0		43.4		43.6
	2011	43.1		45.2		144.7		301.4		134.6
	2012	317.2		298.3		309.3		313.0		309.3

(1)	Excludes $55.4 million of inventory step-up expense.
(2)	Excludes $4.0 million of inventory step-up expense.
(3)	Excludes $0.4 million of inventory step-up expense.
(4)	Excludes $6.7 million of operating losses at the recently closed Matane, Quebec containerboard mill.
(5)	Excludes $0.2 million of inventory step-up expense.
(6)	Excludes $0.2 million of inventory step-up expense.
(7)	Includes Kraft Paper Production
(8)	MMSF - millions of square feet and BSF - billions of square feet
(9)	Corrugated Container Shipments include Smurfit-Stone shipments beginning May 28, 2011.

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Sales and Income In Millions, Production in Thousands of Tons Unless Otherwise Specified)

	1st Quarter		2nd Quarter		3rd Quarter	4th Quarter	Fiscal Year
Consumer Packaging Segment Sales
2010	$497.8		$516.9		$543.5	$574.7	$2,132.9
2011	544.5		567.8		579.6	667.9	2,359.8
2012	620.4		647.6		628.9	660.6	2,557.5
Consumer Packaging Intersegment Sales
2010	$2.8		$2.6		$3.9	$3.7	$13.0
2011	3.8		3.9		6.8	9.0	23.5
2012	7.6		6.2		6.1	5.3	25.2
Consumer Packaging Segment Income
2010	$55.1	(1)	$55.7	(2)	$69.0	$81.9	$261.7
2011	71.0		61.0		61.1	82.1	275.2
2012	80.3		84.4		83.7	98.8	347.2
Return on Sales
2010	11.1%	(1)	10.8%	(2)	12.7%	14.3%	12.3%
2011	13.0%		10.7%		10.5%	12.3%	11.7%
2012	12.9%		13.0%		13.3%	15.0%	13.6%

Recycled Paperboard Production (3)
2010	223.6		227.8		234.2	235.1	920.7
2011	226.7		235.2		239.4	242.0	943.3
2012	227.3		234.6		234.1	239.0	935.0

Bleached Paperboard Production
2010	85.1		83.5		87.4	84.1	340.1
2011	87.4		86.6		74.8	90.8	339.6
2012	87.5		85.6		87.9	91.0	352.0

Pulp Production
2010	25.6		23.8		24.1	26.1	99.6
2011	23.4		26.2		20.9	26.2	96.7
2012	27.0		25.1		26.4	26.6	105.1

Consumer Packaging Converting Shipments - BSF (4)
2010	4.9		4.9		5.1	5.2	20.1
2011	5.0		5.2		5.2	5.3	20.7
2012	5.0		5.2		5.1	5.2	20.5

Consumer Packaging Converting Per Shipping Day - MMSF (4)
2010	78.3		78.7		80.4	82.0	79.9
2011	82.2		83.0		82.1	82.5	82.4
2012	83.5		81.0		80.6	83.1	82.0

(1) Excludes $20.7 million of alternative fuel mixture credit, net of expenses.
(2) Excludes $8.1 million of alternative fuel mixture credit.
(3) Recycled paperboard tons produced include coated and specialty paperboard, including gypsum paperboard liner tons produced by Seven Hills Paperboard LLC, our unconsolidated joint venture with Lafarge North America, Inc.
(4) MMSF - millions of square feet and BSF - billions of square feet

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Sales and Income In Millions, Production in Thousands of Tons Unless Otherwise Specified)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year
Recycling Segment Sales
2010	$28.6	$44.2	$40.7	$37.1	$150.6
2011	41.9	40.8	147.4	355.8	585.9
2012	329.4	296.1	338.9	264.4	1,228.8
Recycling Intersegment Sales
2010	$5.6	$9.0	$9.3	$8.5	$32.4
2011	10.4	10.1	51.3	137.8	209.6
2012	165.0	129.7	175.0	133.4	603.1
Recycling Segment Income
2010	$1.2	$4.1	$2.2	$1.5	$9.0
2011	2.3	2.6	4.6	5.3	14.8
2012	3.5	4.2	2.2	(2.8)	7.1
Return on Sales
2010	4.2%	9.3%	5.4%	4.0%	6.0%
2011	5.5%	6.4%	3.1%	1.5%	2.5%
2012	1.1%	1.4%	0.6%	(1.1)%	0.6%

Fiber Reclaimed and Brokered (1)
2010	222.4	233.7	229.8	220.7	906.6
2011	211.6	213.7	773.9	1,759.6	2,958.8
2012	2,064.5	1,996.9	2,039.7	1,982.8	8,083.9

(1) Fiber Reclaimed and Brokered tons shipped include the Smurfit-Stone tons beginning May 28, 2011.

Non-GAAP Financial Measures and Reconciliations

We have included financial measures that are not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors. These measures may differ from similarly captioned measures of other companies in our industry. The following non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Net Debt

We have defined the non-GAAP measure “net debt” to include the aggregate debt obligations reflected in our consolidated balance sheet, less the hedge adjustments resulting from fair value interest rate derivatives or swaps and the balance of our cash and cash equivalents.

Our management uses net debt, along with other factors, to evaluate our financial condition. We believe that net debt is an appropriate supplemental measure of financial condition because it provides a more complete understanding of our financial condition before the impact of our decisions regarding the appropriate use of cash and liquid investments. Set forth below is a reconciliation of net debt to the most directly comparable GAAP measures, Current portion of debt and Long-term debt due after one year for the current quarter and the prior quarter.

(In Millions)	September 30,	June 30,
	2012	2012

Current Portion of Debt	$261.3	$257.7
Long-Term Debt Due After One Year	3,151.2	3,102.6
Total Debt	3,412.5	3,360.3
Less: Hedge Adjustments Resulting From Fair
Value Interest Rate Derivatives or Swaps	(0.1)	(0.2)
	3,412.4	3,360.1
Less: Cash and Cash Equivalents	(37.2)	(19.5)
Net Debt	$3,375.2	$3,340.6

Segment EBITDA Margins

Our management uses “Segment EBITDA Margins”, along with other factors, to evaluate our segment performance against our peers. Management believes that investors also use this measure to evaluate our performance relative to our peers.

Set forth below is a reconciliation of Segment EBITDA margins to the most directly comparable GAAP measures, Segment Income and Segment Sales for the quarter ending September 30, 2012:

(In Millions, except percentages)
	Corrugated Packaging	Consumer Packaging	Recycling	Corporate / Other	Consolidated

Segment Sales	$1,597.3	$660.6	$264.4	$(168.5)	$2,353.8

Segment Income (Loss) (1)	$112.8	$98.8	$(2.8)		$208.8
Depreciation and Amortization	106.4	24.1	3.5	3.6	137.6
EBITDA	$219.2	$122.9	$0.7

Segment EBITDA Margins	13.7%	18.6%	0.3%

(1) Corrugated Packaging segment excludes $0.2 million of inventory step-up expense.

Credit Agreement EBITDA and Total Funded Debt

“Credit Agreement EBITDA” is calculated in accordance with the definition contained in our Credit Facility. Credit Agreement EBITDA is generally defined as Consolidated Net Income plus: consolidated interest expense, income taxes of the consolidated companies determined in accordance with GAAP, depreciation and amortization expense of the consolidated companies determined in accordance with GAAP, loss on extinguishment of debt and financing fees, certain non-cash and cash charges incurred, including certain restructuring and other costs, acquisition and integration costs, charges and expenses associated with the write-up of inventory acquired and other items.

“Total Funded Debt” is calculated in accordance with the definition contained in our Credit Facility. Total Funded Debt is generally defined as aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing fair value interest rate derivatives or swaps, less certain cash, plus additional outstanding letters of credit not already reflected in debt and certain guarantees.

Our management uses Credit Agreement EBITDA and Total Funded Debt to evaluate compliance with our debt covenants and borrowing capacity available under our Credit Facility. Management believes that investors also use these measures to evaluate our compliance with our debt covenants and available borrowing capacity. Borrowing capacity is dependent upon, in addition to other measures, the “Credit Agreement Debt/EBITDA ratio” or the “Leverage Ratio,” which is defined as Total Funded Debt divided by Credit Agreement EBITDA. As of the September 30, 2012 calculation, our Leverage Ratio was 2.96 times. Our maximum permitted Leverage Ratio under the Credit Facility at September 30, 2012 was 3.75 times.

Set forth below is a reconciliation of Credit Agreement EBITDA for the twelve months ended September 30, 2012, to the most directly comparable GAAP measure, Consolidated Net Income:

(In Millions)	Twelve Months Ended September 30, 2012

Consolidated Net Income	$252.2
Interest Expense, net	108.0
Income Taxes	136.9
Depreciation and Amortization	534.3
Additional Permitted Charges	147.5
Credit Agreement EBITDA	$1,178.9

Set forth below is a reconciliation of Total Funded Debt to the most directly comparable GAAP measures, Current portion of debt and Long-term debt due after one year:

(In Millions, except ratio)	September 30,
2012

Current Portion of Debt	$261.3
Long-Term Debt Due After One Year	3,151.2
Total Debt	3,412.5
Less: Hedge Adjustments Resulting From Terminated
Fair Value Interest Rate Derivatives or Swaps	(0.1)
Total Debt Less Hedge Adjustments	3,412.4
Plus: Letters of Credit, Guarantees and Other Adjustments	73.2
Total Funded Debt	$3,485.6

Credit Agreement EBITDA for the Twelve Months Ended September 30, 2012	$1,178.9

Leverage Ratio	2.96

Adjusted Net Income and Adjusted Earnings per Diluted Share

We also use the non-GAAP measures “adjusted net income” and “adjusted earnings per diluted share”. Management believes these non-GAAP financial measures provide our board of directors, investors, potential investors, securities analysts and others with useful information to evaluate the performance of the Company because it excludes restructuring and other costs, net, and other specific items that management believes are not indicative of the ongoing operating results of the business. The Company and our board of directors use this information to evaluate the Company’s performance relative to other periods. We believe that the most directly comparable GAAP measures to adjusted net income and adjusted earnings per diluted share are Net income attributable to Rock-Tenn Company shareholders and Earnings per Diluted Share, respectively. Set forth at the beginning of this press release is a reconciliation of adjusted earnings per diluted share to Earnings per diluted share. Set forth below is a reconciliation of adjusted net income to Net income attributable to Rock-Tenn Company shareholders:

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
(In Millions)	2012	2011	2012	2011

Net income attributable to Rock-Tenn Company shareholders	$82.3	$83.9	$249.1	$141.1

Restructuring and other costs and operating losses and transition costs due to plant closures	14.0	25.0	57.8	66.5
Loss on extinguishment of debt	4.0	—	16.3	25.1
Non-cash loss on Canadian intercompany note	—	11.0	—	8.6
Acquisition inventory step-up	0.1	2.6	0.5	37.7

Adjusted net income	$100.4	$122.5	$323.7	$279.0

CONTACT:
RockTenn
John Stakel, 678-291-7900
SVP-Treasurer